                                EXHIBIT D.(XXIII)

                             AMENDMENT NUMBER 22 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                             Effective June 30, 2008

     Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), the following fund (the "Fund") is hereby included in the definition of Portfolio.

     -    The Hartford Diversified International Fund

     All provisions in the Agreement shall apply to the management of the Fund, except as stated below.

     The advisory fees for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rate and upon the calculated daily net asset value of the Fund:

     THE HARTFORD DIVERSIFIED INTERNATIONAL FUND

NET ASSET VALUE          ANNUAL RATE
---------------          -----------
First $500 million          1.00%
Next $500 million           0.95%
Amount Over $1 billion      0.90%

HARTFORD INVESTMENT FINANCIAL
SERVICES, LLC                           THE HARTFORD MUTUAL FUNDS, INC.


By: /s/ Robert Arena                    By: /s/ Robert Arena
    ---------------------------------       ------------------------------------
    Robert Arena                            Robert Arena
    Manager, Senior Vice President/         Vice President
    Business Line Principal

HMF, Inc.